UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 3, 2008

KADANT INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11406	52-1762325
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

One Technology Park Drive
Westford, Massachusetts	01886
(Address of Principal Executive Offices)	(Zip Code)

(978) 776-2000
Registrant's telephone number, including area code

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

KADANT INC.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

Fiscal 2008 Base Salaries

On March 3, 2008, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Kadant Inc. (the “Company”) approved fiscal 2008 base salaries for the following executive officers (which includes named executive officers), effective as of January 1, 2008:  Mr. William A. Rainville, chief executive officer - $647,000; Mr. Edward J.Sindoni, executive vice president and chief operating officer - $288,000; Mr. Thomas M. O’Brien, executive vice president and chief financial officer - $288,000; Mr. Jonathan W. Painter, executive vice president - $240,000; and Mr. Eric T. Langevin, senior vice president - $225,000.

Cash Incentive Plan Awards

On March 3, 2008, the Compensation Committee granted awards under the Company’s Cash Incentive Plan to executive officers, including named executive officers. The Cash Incentive Plan was adopted and approved by the stockholders in 2007, and provides an opportunity for executive officers and other key personnel to earn cash incentive compensation based on the level of achievement of pre-established performance measures. In accordance with the Cash Incentive Plan, the Compensation Committee determined that the 2008 fiscal year would be the performance period applicable to the awards. In addition, the Compensation Committee established performance goals applicable to the awards based on corporate financial measures of adjusted earnings per share from continuing operations and return on shareholders’ investment and divisional performance measures of operating income growth and return on net assets, which would be used in determining the final awards. In making awards, the Compensation Committee established reference or target amounts to which the performance measures would be applied, for the following executive officers:  Mr. Rainville - $744,000; Mr. Sindoni - $158,000; Mr. O’Brien - $158,000; Mr. Painter - $115,000; and Mr. Langevin - $115,000. After the conclusion of the performance period, the Compensation Committee will determine the level of achievement of the performance goals, measured against a pre-established scale, to yield a bonus factor that will be applied to the reference bonus to determine the final bonus award payable to each executive officer.

Restricted Stock Unit Awards

On March 3, 2008, the Compensation Committee awarded restricted stock units (“RSUs”) to executive officers under the Company’s 2006 equity incentive plan. Each RSU represents the right to receive one share of the Company’s common stock upon vesting.  The RSUs will cliff vest in their entirety on the last day of the Company’s 2010 fiscal year, provided that certain performance requirements are met and the executive officer remains employed by the Company through the vesting date.  The performance-based element of the RSU requires the Company to meet specified targets for earnings from continuing operations before interest, taxes, depreciation and amortization (“EBITDA”) for the 2008 fiscal year. The RSUs provide for an adjustment of between 50% and 150% of the target RSU award based on whether actual EBITDA for the 2008 fiscal year is between 80% and 115% of the EBITDA target. If the actual EBITDA is below 80% of the target EBITDA for the 2008 fiscal year, all RSUs will be forfeited.

The number of RSUs awarded (“Target RSUs”) to the following executive officers, which includes the named executive officers, and the maximum deliverable number of RSUs that may vest, assuming 115% of the EBITDA target is met or exceeded, are as follows:

Name	Target RSUs	Maximum Deliverable RSUs
William A. Rainville	40,000	60,000

Edward J. Sindoni	13,000	19,500

Thomas M. O’Brien	13,000	19,500

Jonathan W. Painter	6,500	9,750

Eric T. Langevin	6,500	9,750

The RSU agreement provides for forfeiture in certain events, such as voluntary or involuntary termination of employment, and for acceleration of vesting in certain events, such as death, disability or a change in control of the Company.  If the executive officer dies or is disabled prior to the vesting date, then a ratable portion of the RSUs will vest.  In the event of a change in control prior to the end of the 2008 fiscal year, the target number of RSUs will vest. If the change in control occurs after the end of the 2008 fiscal year, the named executive officer will receive the number of deliverable RSUs based on the achievement of the performance goal, as stated in the RSU agreement.

KADANT INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KADANT INC.

Date: March 7, 2008	By:	/s/ Thomas M. O’Brien
Thomas M. O’Brien Executive Vice President and Chief Financial Officer